Exhibit (c) 1
GPU News Release
October 29, 2001

                  NOTICE TO GPU SHAREHOLDERS OF EXCHANGE RATIO
                              AND ELECTION DEADLINE

                         SEC Approves FirstEnergy Merger

Morristown, NJ - GPU, Inc. (NYSE: GPU) announced today that the U.S. Securities and Exchange Commission (SEC) has approved the merger of GPU and FirstEnergy Corp. (NYSE: FE) under the Public Utility Holding Company Act. This approval completes the regulatory approval process for the merger. The effective date for the merger has been set for November 7.


Under the terms of the Merger Agreement, GPU shareholders may elect to receive, for each share of GPU common stock that they own, either $36.50 in cash or shares of FirstEnergy common stock. The number of FirstEnergy shares that a GPU shareholder will receive in exchange for a GPU share depends upon the average closing price of FirstEnergy common stock over a pre-determined 20-day trading period, but is limited to 1.2318 shares if that average price is $29.6313 or higher. With the November 7, 2001, merger effective date, the 20-day trading period ended on October 29, 2001, and resulted in an average closing price of $35.67. Consequently, GPU shareholders electing FirstEnergy shares will receive
1.2318 shares of FirstEnergy common stock for each share of GPU common stock that they own. The elections by GPU shareholders are subject to proration if the total elections would result in more than one-half of the GPU common stock being exchanged for either cash or FirstEnergy shares. As a result, GPU shareholders may receive a combination of cash or shares of FirstEnergy common stock different from their election.

The forms of election of GPU shareholders must be received by the Exchange Agent, Mellon Investor Services, by the election deadline, which is 5 p.m., New York City time, on November 6, 2001. If shareholders fail to submit their forms of election by the election deadline, they lose their right to make an election, and the type of merger consideration they will receive - either cash or FirstEnergy shares or both - will be determined under the provisions of the Merger Agreement. Any questions regarding the merger exchange process should be directed to the Exchange Agent, Mellon Investor Services, at 1-800-279-1228.

GPU, Inc., headquartered in Morristown, NJ, is a registered public utility holding company providing utility and utility-related services to customers throughout the world. GPU serves 4.6 million customers directly through its electric companies -- GPU Energy in the US, GPU Power UK in England, and Emdersa in Argentina. It serves an additional 1.4 million customers indirectly through GPU GasNet, its gas transmission subsidiary in Australia. The company's independent power project business units own interests in and operate seven projects in five countries. GPU's 2000 revenues were $5.2 billion and its total assets were more than $19 billion. GPU's other subsidiaries include MYR Group Inc., GPU Advanced Resources, Inc., GPU Nuclear, Inc., GPU Service, Inc. GPU Telcom Services, Inc. and GPU Diversified Holdings LLC. (http://www.gpu.com)

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Contacts:

Media:                              Investors:
Ned Raynolds                        Joanne Barbieri
973-401-8294                        973-401-8720